Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	July 28, 2021
hornerl@1stsource.com
574-235-2506

1st Source Announces the Promotion of Two Senior Leaders
Brett Bauer appointed as Chief Financial Officer and John Bedient as Chief Operations Officer

South Bend, Ind. (July 28, 2021) – Christopher J. Murphy III, Chairman and CEO of 1st Source Corporation announces the Board of Directors’ promotion of Mr. Brett Bauer to Chief Financial Officer and Treasurer of 1st Source Corporation and 1st Source Bank with responsibility for Accounting, Finance, Asset Liability Management, Treasury Management and Investor Relations; and that of Mr. John Bedient to Chief Operations Officer of 1st Source Bank overseeing a new Operations Group combining both deposit and loan operations. Mr. Murphy states that “both colleagues were promoted due to their long-term service and success at 1st Source, as well as their service, dedication and desire to live the Bank’s values. These new responsibilities harness the unique capabilities of each for the benefit of the company, their colleagues, and most importantly, the Bank’s clients and shareholders.”
Mr. Bauer has served as Chief Investment Officer since late 2012. In this role he has been responsible for managing 1st Source’s funding and treasury functions, bank liquidity, municipal and large CD pricing and services, a $1 billion-plus investment portfolio, and setting and managing the Bank’s asset liability policy and approach. He has also played a key role in vetting tax equity investments in 1st Source’s solar financing business and recently took over responsibility for the company’s Financial Analysis unit. He initially joined the Bank as a Corporate Trainee in 1999 before becoming a Trust Investment Analyst in 2000. Prior to his tenure with 1st Source, Mr. Bauer joined Bear Stearns Japan Ltd. in Foreign Securities Operations and later served as a Vice President in the Government Securities Portfolio Management area for Bear Stearns. Between the years 2006-2012, he held the roles of Investment Officer in Funds Management and Manager of Bank Investment Operations in the Funds Management Division.
Mr. Bauer graduated from the University of Notre Dame with a BS in Business Administration and Marketing and obtained an MBA from the University in 2013.
Mr. Murphy adds, “Throughout his career here Brett has lived our values and exhibited a balanced approach to managing our risks as well as using a collaborative approach to working with his colleagues. We know this approach and his dedication will serve him and our organization well as he enters his new role.”

Mr. Bedient has served as 1st Source’s Group Head of Administrative Services and Retail Operations since 2018 and has been a leader in the Bank’s retail and deposit services areas in various capacities since 2008. He joined the Bank as a Financial Analyst in Accounting upon completing his undergraduate degree, and in 1995 became the Assistant Controller in the Specialty Finance Group (SFG) and was later promoted to Assistant Vice President in this role. At the end of 1998 Mr. Bedient became a Sales Officer in SFG, during which time he gained invaluable experience serving clients and offering a full suite of products and services. In this role, he learned the importance of having a strong and effective operations team backing up the Bank’s sales and service officers. In late 2001, Mr. Bedient was asked to apply his accounting and analytical skills to the Bank’s securitization funding efforts dealing with outside investors, credit guarantors, and gain on sale accounting and reporting. In 2005, he became a key leader in 1st Source’s core conversion efforts, working with line and staff leaders across the Bank to install an upgraded and radically improved core system.
Mr. Bedient is a graduate of Indiana University with a BS in Finance and a Minor in Economics.
“John has proven his ability to handle complex organizations and tasks and has the analytical skills to work with his operations team to find new and better ways to simplify and better automate our businesses to serve clients well and operate more effectively and efficiently,” Mr. Murphy continues. “We know he will continue to apply this approach to his new responsibilities and will successfully utilize this perspective to best serve our clients and communities well into the future.”

Brett Bauer	John Bedient

1st Source Corporation, parent company of 1st Source Bank, has assets of $7.7 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations and 10 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com. Member FDIC.
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